Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-110629 and No. 333-130484) and in the related Prospectus on Form S-8 (No. 333-39592, No. 333-42616, No. 333-47250, No. 333-84825, No. 333-88418, No. 333-88420, No. 333-90795, No. 333-110516, No. 333-120439 and 333-145332) of HLTH Corporation of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of HLTH Corporation, and the effectiveness of internal control over financial reporting of HLTH Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
New York, New York
February 26, 2009